J. P. Morgan Money Market Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.
2e. To approve the amendment of the fund's investment restriction relating to underwriting.
2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the fund's investment restriction relating to commodities.
2h. To approve the amendment of the fund's investment restriction relating to lending.
2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.
4.  To approve a new investment advisory agreement of the fund.
5.  To amend the Declaration of Trust to provide dollar-based voting rights.
6.  To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

      Directors/Matter                                 Votes for        Votes against          Abstentions

1.   Frederick S. Addy                                 2,592,561,591     8,840,251                  --
     William G. Burns                                  2,592,561,591     8,840,251                  --
     Arthur C. Eschenlauer                             2,592,561,591     8,840,251                  --
     Matthew Healey                                    2,592,561,591     8,840,251                  --
     Michael P. Mallardi                               2,592,561,591     8,840,251                  --
     Amending of Investment Restrictions:
a.  Relating to diversification of assets                286,646,379            0                    0
b.  Relating to concentration of assets                  286,646,379            0                    0
c.  Relating to issuance of senior securities            286,646,379            0                    0
d.  Relating to borrowing                                286,646,379            0                    0
e.  Relating to underwriting                             286,646,379            0                    0
f.  Relating to investment in real estate                286,646,379            0                    0
g.  Relating to commodities                              286,646,379            0                    0
h.  Relating to lending                                  286,646,379            0                    0
i.  Reclassification of other restrictions as
     nonfundamental                                      286,646,379            0                    0
3.  Reclassification of investment objectives                N/A              N/A                  N/A
4.  Investment advisory agreement                        286,646,379            0                    0
5.  Dollar-based voting rights                           2,411,567,26    7,638,329         179,591,823
6.  Independent accountants,
     PricewaterhouseCoopers LLP                         2,402,592,02    19,567,729          179,242,087